Exhibit 99.1

NRG Energy, Inc. Responds to Exelon Regulatory Filings

PRINCETON, N.J. – December 18, 2008 – NRG Energy, Inc. (NYSE:NRG) today issued the following statement in response to Exelon Corporation’s filings for regulatory approval with the Federal Energy Regulatory Commission (FERC), the Department of Justice and the Federal Trade Commission:

Exelon’s attempt to secure regulatory approvals is premature because there is no transaction to approve. Exelon’s filings are an unnecessary distraction for regulators at this time given the uncertainty of completing the transaction. Processing the filings would result in an inefficient use of government resources.

In addition, there are a number of hurdles that would need to be overcome for these approvals to be granted. The Department of Justice or Federal Trade Commission will review the proposed takeover to determine if it impedes competition in the relevant energy markets. Given the size and complexity of the deal, Exelon should not receive early termination of its requested pre-merger review. For FERC to approve this transaction, the agency must conclude that the transaction is in the public interest and that it will not increase market concentration, adversely impact competition, or raise rates. The transaction is also subject to a number of other regulatory approvals and filings, including: the Nuclear Regulatory Commission and the state public utility commissions of California, Illinois, New York, Pennsylvania and Texas.

More importantly, Exelon’s offer continues to significantly undervalue NRG and is not in the best interests of NRG or its stockholders. As a result, NRG’s Board of Directors voted unanimously on November 24, 2008, to reject Exelon’s unsolicited proposal and recommended to its stockholders not to tender their shares. The regulatory filings by Exelon do nothing to address this fundamental issue.

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of proxy of any stockholder of NRG Energy, Inc. (“NRG”).

In response to the exchange offer proposed by Exelon Corporation referred to in this news release, NRG has filed with the Securities and Exchange Commission (the “SEC”) a Solicitation/ Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain free copies of NRG’s Solicitation/Recommendation Statement on Schedule 14D-9, any other documents filed by NRG in connection with the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG at the SEC’s website at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Forward-Looking Statements
This press release contains forward-looking statements that may state NRG’s or its management’s intentions, hopes, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	David Klein 609.524.4527

David Knox (Texas and Louisiana)
713.795.6106